Lenard E. Schwartzer, Esq.

Nevada Bar No. 0399

Jeanette E. McPherson, Esq.

Nevada Bar No. 5423

Jason A. Imes, Esq.

Nevada Bar No. 7030

Schwartzer & McPherson Law Firm

2850 South Jones Blvd., Suite 1

Las Vegas NV  89146

Telephone:

(702) 228-7590

Facsimile:

(702) 892-0122

Email:

bkfilings@s-mlaw.com

Attorneys for Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re: XTREME GREEN PRODUCTS INC., Debtor and Debtor in Possession.	Case Nos. BK-S-13-17266-MKN Chapter 11 XTREME GREEN PRODUCT INC.’S FIRST AMENDED PLAN OF REORGANIZATION Date: December 11, 2013 Time: 9:30 a.m.

XTREME GREEN PRODUCTS, INC. (“Debtor”),  by and through its counsel, the Schwartzer & McPherson Law Firm, are proposing this First Amended Plan Of Reorganization (the “Plan”) pursuant to 11 U.S.C. §1123, and are seeking approval of the Plan by the creditors and shareholders of the Debtor and by the Court.  Under the Plan, the debts of the Debtor are reorganized and the Debtor will continue to operate its business after reorganization.   The Debtor will have authority to issue 40,000,000 shares of new common stock in place of its existing shares of stock.  All existing shares of stock will be cancelled. Non-priority unsecured creditors will have the option to receive either (a) a percentage of the shares of new common stock of the reorganized Debtor or (b) 7% of their allowed claim in cash. Holders of existing shares of stock will be issued new shares of stock in the reorganized Debtor.

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XGP Plan of Reorganization 120913

ARTICLE I

DEFINITIONS:

For purposes of this Plan and the accompanying Disclosure Statement the following definitions are to be used.

 “Administrative Expense” or “Claim” shall mean those expenses incurred after the commencement of the case and which are allowed under § 503 of the Code.  Such expenses include wages, salaries, rents, taxes, management fees, trade credits and the like which are incurred in the ordinary course of the Debtor’s business after the commencement of the Case, which shall be paid in the ordinary course of the Debtor’s business.  Such expenses include all of the fees and costs for Debtor’s counsel and accountants which shall be paid on the Effective Date or when allowed by the Court.

“Allowed Claim” shall mean pre-petition claims against the Debtor to the extent that such claim or interest has been scheduled as undisputed, non-contingent and liquidated.  Claims may also be allowed by virtue of their having been filed under § 1111(a) and by specific order of the Court. Unlisted claims may only be allowed if a proof of claim has been filed on or before the deadline contained in the Notice of Chapter 11 Bankruptcy Case, Meeting of Creditors & Deadlines issued by the Bankruptcy Court (for non-governmental creditors that would be 90 days from the Petition Date-November 20, 2013).

“Bankruptcy Code” or “Code” refers to Title 11 of the United States Code.

“Bankruptcy Court” or “Court” refers to the United States Bankruptcy Court for the District of Nevada, Southern Division, or such other Court where the venue may be proper.

 “Case” shall mean this proceeding for the Debtor for relief under Chapter 11 presently pending in this Court.

“Claim” shall mean the right to payment or performance as defined under § 101(4) of the Bankruptcy Code (a) which have been listed in the Debtor’s schedules as an undisputed creditor, non-contingent and liquidated or (b) which has filed a proof of claim on or before the deadline contained in the Notice of Chapter 11 Bankruptcy Case, Meeting of Creditors & Deadlines issued by the Bankruptcy Court (for non-governmental creditors that would be 90 days from the Petition

XGP Plan of Reorganization 120913

Date-November 20, 2013) (i) which has not been subject to an objection or (ii) which has been allowed by the Bankruptcy Court.

“Confirmation” shall mean the entry of an order of the Court which approves a plan filed in this case.

“Confirmation Date” shall mean the date of entry of the order confirming this Plan.

“Creditor” shall mean any entity that has a claim against any Debtor which arose prior to the filing of the Case (a) which has been listed in the Debtor’s schedules as an undisputed, non-contingent and liquidated Claim, or (b) which has filed a proof of claim on or before the deadline contained in the Notice of Chapter 11 Bankruptcy Case, Meeting of Creditors & Deadlines issued by the Bankruptcy Court (i) which has not been subject to an objection or (ii) which has been allowed by the Bankruptcy Court. This excludes any claim by any Debtor against another Debtor.

“Debtor” means XTREME GREEN PRODUCTS INC.

“DIP Financing Creditor” shall mean that creditor who provided the Debtor post-petition financing as approved by the Bankruptcy Court, that is, The Georgiou Family Trust dated 6/22/09 and/or its affiliates.

“Effective Date of the Plan” shall mean fifteen (15) days after the entry of an order confirming the Plan unless an appeal is filed and a stay pending appeal is obtained which would prevent the consummation of the Plan until the appeal is determined. At the option of the Debtor, the Effective Date of the Plan may be the date the Court orally confirms the Plan.

“Insiders” shall mean any person or entity which is any of the following: (i) director of the debtor; (ii) officer of the debtor; (iii) person in control of the debtor; (iv) partnership in which the debtor is a general partner; (v) general partner of the debtor; or (vi) relative of a general partner, director, officer, or person in control of the debtor.

 “Locked Up Stock” shall mean the shares of stock issued by the reorganized Debtor as of the Effective Date of the Plan which is restricted in that it may not be sold or transferred by the recipient for a period of two years from the Effective Date of the Plan in order to preserve certain of the Debtor’s tax benefits.

“Non-Locked Up Stock” shall mean the shares of stock issued by the reorganized Debtor as of the Effective Date of the Plan, the sale of which is not restricted by the Plan. Nothing in this

XGP Plan of Reorganization 120913

Plan overrides federal and state laws and regulations that require the registration of securities before such securities may be sold, unless a valid exemption from such registration requirements is available..

 “Non-Qualified Unsecured Creditors” shall mean those Unsecured Creditors who held the debt of the Debtor for less than 18 months before the bankruptcy, that is, on February 22, 2012, and are not creditors whose debt arose in the ordinary course of the Debtor’s business (trade creditors).

 “Petition Date” means the day these cases were filed, e.g., August 22, 2013.

“Plan” means this plan of reorganization under Bankruptcy Code §1121 proposed by the Debtor, which may be amended or modified, from time to time.

“Priority Claims” shall mean those allowed claims that are given priority by Bankruptcy Code §507 or that otherwise are given priority by operation of law.

 “Prologis Lease” shall mean the lease for approximately 49,920 square feet of commercial real estate space located at 3010 East Alexander Road, Suite 1002, North Las Vegas, Nevada 89030 within the Prologis Las Vegas Corporate Center from Distribution Funding II, LLC.

“Qualified Unsecured Creditors” shall mean those Unsecured Creditors who held the debt of the Debtor for at least 18 months before the bankruptcy, that is, on February 22, 2012, or are creditors whose debt arose in the ordinary course of the Debtor’s business (trade creditors).

 “Secured Creditor” shall mean any pre-petition creditor of the Debtor holding an allowed secured claim under the Code. Creditors whose security interests are not perfected under state law are not considered Secured Creditors.

“Shares” shall mean shares of the new common stock of the reorganized Debtor which will be issued as of the Effective Date of the Plan. Shares will either be Locked Up Stock or Non-Locked Up Stock. The Plan provides for issuance of 40,000,000 shares of the reorganized Debtor.

“Shareholders” shall mean the current holders of shares of stock of the Debtor.

 “Unsecured Creditor” shall mean any pre-petition creditor of Debtor who is not a Secured Creditor and not the holder of a Priority Claim.

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XGP Plan of Reorganization 120913

ARTICLE II

CLASSIFICATION OF CREDITORS AND INTERESTS

The Debtor hereby proposes the following classification of creditors, pursuant to 11 U.S.C. § 1123(a)(1):

CLASS 1 shall consist of holders of Priority Claims against the Debtor, if any still exist.

CLASS 2 (the “Administrative Convenience Class”) shall consist of Unsecured Creditors  of the Debtor whose claims are $100 or less or who are willing to reduce their claim to $100.

CLASS 3 shall consist of the Qualified Unsecured Creditors of the Debtor.

CLASS 4 shall consist of the Non-Qualified Unsecured Creditors of the Debtor.

CLASS 5 shall consist of the DIP Financing Creditor.

CLASS 6 shall consist of the Shareholders of the Debtor.

ARTICLE III

TREATMENT OF CLASSES

Administrative Claims:

Claims of administrative creditors are to be paid in full upon the Effective Date or upon entry of an order of the Court allowing such claims, whichever occurs last.  Claims arising in the ordinary course of the Debtor’s post-petition business will be paid in the ordinary course of business by the Debtor.

Class 1:

The Priority Claims, if any, will be paid in full as of the Effective Date.

Class 2:

These claims of the Administrative Convenience Class shall be paid in full 30 days after the Effective Date of the Plan.

Class 3:

The Qualified Unsecured Creditors have the option to accept

(a)

as of the Effective Date of the Plan, a pro rata share of 5,2000,000 shares of the Debtor’s Locked Up Stock based on the dollars of allowed claims accepting stock (13% of the shares of the reorganized Debtor), or

(b)

as of the Effective Date of the Plan, cash equal to 7% of each allowed claim such payment to be made within thirty days following the Effective Date of the Plan; provided, however, that any payment totaling $100,000 or more to a single creditor shall be made over five years, with annual payments commencing within thirty days following the Effective Date.

XGP Plan of Reorganization 120913

Class 4:

The Non-Qualified Unsecured Creditors have the option to accept

(a)

as of the Effective Date of the Plan, a pro rata share of 5,200,000 shares of the Debtor’s Non-Locked Up Stock based on the dollars of allowed claims accepting stock (13% of the shares of the reorganized Debtor), or

(b)

as of the Effective Date of the Plan, cash equal to 7% of each allowed claim such payment to be made within thirty days following the Effective Date of the Plan; provided, however, that any payment totaling $100,000 or more to a single creditor shall be made over five years, with annual payments commencing within thirty days following the Effective Date.

Class 5.

The DIP Financing Creditor shall receive 19,600,000 shares of the Debtor in Non-Locked Up Stock (49% of the shares of the reorganized Debtor).

Class 6.

The existing shareholders shall receive a pro rata share of 10,000,000 shares of the Debtor in Non-Locked Up Stock (25% of the shares of the reorganized Debtor).

Newly Issued Stock of the Reorganized Debtor.

Pursuant to Bankruptcy Code §1145, the issuance of Shares by the Debtor in exchange for a claim against or an interest in the Debtor or such affiliate will be exempt from registration under federal and state law and, pursuant to Securities Exchange Act of 1933, as amended (the “Securities Act”).  However, the issuance of Shares to persons who may be deemed Insiders shall be exempt from registration as a private placement under Section 4(2) of the Securities Act . Nothing in this Plan overrides federal and state laws and regulations that require the registration of securities before such securities may be sold, unless a valid exemption from such registration requirements is available.

ARTICLE IV

CLASSES IMPAIRED BY THE PLAN

All classes of creditors of the Debtor except the Class 1 (Priority Claims) will be impaired by the plan.  The interests of shareholders of are impaired.

ARTICLE V

MEANS FOR THE PLANS’ IMPLEMENTATION

Funding of the Plan will be from the following sources:

A.

$2,000,000 loans provided by DIP Financing Creditor to be converted to equity

XGP Plan of Reorganization 120913

B.

Operation of the Debtor’s business of manufacturing and selling eco-vehicles consisting of 100% electric powered specialty vehicles.

Upon the Effective Date, the reorganized Debtor will become the owner of the Debtor’s business.  Reorganized Debtor will operate this business from and after the Effective Date of the Plan.

ARTICLE VI

ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

All executory contracts and unexpired leases of the Debtor not assumed or rejected are hereby rejected as of the Confirmation Date. The executory contracts to be rejected include the 2008 Incentive Stock Option Plan for key employees, officers, directors or consultants of the Debtor and all distributor agreements. All purchase orders shall be assumed. The Debtor shall identify the executory contracts and unexpired leases to be assumed no later than 10 days prior to the Confirmation Date.

Parties to any executory contract and unexpired lease of the Debtor which is rejected shall have 30 days to file a proof of claim with the Court for damages.

All post-petition contracts and leases, including the Prologis Lease, shall remain in effect.

ARTICLE VII

CONTEMPLATED COMPENSATION FOR SERVICES,

COSTS AND EXPENSES

No compensation has been paid or promised by the Debtor or to the Debtor’s knowledge by any other entity for services, costs or expenses except the following:

Schwartzer & McPherson Law Firm (counsel to the Debtors) shall be paid by the Debtor such fees and costs as the Court may allow upon application.

L. L. Bradford & Company, LLC  (special tax and audit accountant to the Debtor) shall be paid by Debtor such fees and costs as the Court may allow upon application.

Louis A. Brilleman, P.C. (special securities law counsel to the Debtor) shall be paid by the Debtor such fees and costs as the Court may allow on application.

XGP Plan of Reorganization 120913

ARTICLE VIII

POST-CONFIRMATION MANAGEMENT

As of the Effective Date of the Plan, the board of directors of the Debtor shall consist of Sanford Leavitt, Frank Rosenberg, and Byron Georgiou. As of the Effective Date of the Plan, the officers of the Debtor shall be Byron Georgiou, Chairman, Sanford Leavitt, Chief Executive Officer, Neil Roth, President and Chief Operating Officer, and Ken Sprenkle, Treasurer and Chief Financial Officer. These officers and directors shall remain in control of the reorganized Debtor.

ARTICLE IX

DISCHARGE

Upon the Effective Date of the Plan, the Debtor will be discharged of all those debts and claims dischargeable under 11 U.S.C. § 1141 and will hold all property of the estate free and clear of all claims and interests, except as otherwise provided in the Plan.

ARTICLE X

RETENTION OF JURISDICTION

This Court shall retain jurisdiction after confirmation of the Plan; (a) to consider (and reconsider if appropriate) claims and objections thereto; (b) to fix expenses of administration and compensation therefore, (c) to hear and determine any dispute arising under or relating to the Plan or arising under or relating to the Chapter 11 reorganization case; (d) to enforce all discharge provisions of the Plan; (e) to make such orders and directions pursuant to 11 U.S.C. §§ 1127 and 1142 as may be necessary or appropriate; and (f) to hear and determine any causes of action, rights claims and demands belonging to the Debtor, including any claims to recover preferences, fraudulent transfers or any other actions allowed by  §§ 547, 548, 549 or 550 of the Bankruptcy Code.

The Debtor shall have 60 days from the Effective Date of the Plan to file any objections to claims or adversary proceedings.

Professionals employed by the Debtor shall have 60 days from the Effective Date of the Plan to file any applications for fees and costs.

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XGP Plan of Reorganization 120913

ARTICLE XI

CLOSING CASE

After the Effective Date of the Plan, as soon as the Debtor has (a) paid all the creditors in Class 1, Class 2, and all attorneys and accountants employed by the Debtor in this Case, and (b) issued the Debtor’s shares of stock as required by the Plan to creditors and shareholders, the Case may be closed. The existence of unfinished adversary proceedings or contested matters or appeals from judgments in adversary proceedings or appeals from orders denying or allowing claims or appeals from orders denying applications for administrative expense will not prevent the case from being closed.

DATED:  December 9, 2013

Submitted by:

XTREME GREEN PRODUCTS, INC.

By: /s/ Neil Roth_______

Neil Roth, President

Prepared by:

__/s/ Lenard E. Schwartzer_______

Lenard E. Schwartzer, Esq.

Schwartzer & McPherson Law Firm

2850 South Jones Boulevard, Suite 1

Las Vegas, Nevada  89146-5308

Attorneys for the Debtor and Debtor in Possession

XGP Plan of Reorganization 120913